              ----------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                       AUGUST 26, 2003 (AUGUST 19, 2003)

                                 -------------

                                DOUBLECLICK INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

         000-23709                                      13-3870996
  (COMMISSION FILE NUMBER)                  (I.R.S. EMPLOYER IDENTIFICATION NO.)


             450 WEST 33RD STREET
              NEW YORK, NEW YORK                             10001
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)

                                 (212) 683-0001
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                      N.A.
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

              ----------------------------------------------------

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ITEM 5.  OTHER EVENTS

On August 19, 2003, DoubleClick entered into a Lease Termination Agreement pursuant to which it agreed to terminate the lease and all obligations thereunder for its office located in San Francisco, California. Total costs in connection with this lease termination are expected to be approximately $28 million, all of which was accrued for as of June 30, 2003. DoubleClick made cash payments of $24 million in August 2003 and the remaining exit costs are expected to be paid during the third and fourth quarters of 2003. As a result of this lease termination, DoubleClick will be required to accelerate the amortization of its leasehold improvements and furniture and fixtures at its San Francisco office due to the change in useful life of these assets. As a result of this change, DoubleClick expects net income to be reduced by $3.0 million, or $0.02 per basic and diluted share, in the third quarter of 2003. In addition, as previously disclosed in DoubleClick's Quarterly Report for the quarter ended June 30, 2003, DoubleClick expects that net income will be reduced by $5.3 million, or $0.04 per basic and diluted share, in the third and fourth quarters of 2003 as a result of the acceleration of the amortization of leasehold improvements and furniture and fixtures in connection with the termination of the lease for DoubleClick's New York headquarters.

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EXHIBIT NUMBER

10.1 Lease Termination Agreement, dated as of August 19, 2003, between LNR-Lennar 250 Brannan Street LLC and DoubleClick Inc.
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          DOUBLECLICK INC.
                                          ---------------------------
                                          (Registrant)

                                          By:    /s/ Kevin P. Ryan
                                          ---------------------------
                                          Name:  Kevin P. Ryan
                                          Title: Chief Executive Officer

Dated: August 26, 2003
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EXHIBIT             EXHIBIT INDEX
-------             -------------

10.1 Lease Termination Agreement, dated as of August 19, 2003, between LNR-Lennar 250 Brannan Street LLC and DoubleClick Inc.